Exhibit 10.22

NOTE AMENDMENT AFTER CONSTRUCTION COMPLETION

THIS NOTE AMENDMENT AFTER CONSTRUCTION COMPLETION (this “Amendment”) is dated as of February 1, 2021, by and between CLARK COUNTY LAS VEGAS STADIUM, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), and WELLS FARGO TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE (the “Lender”).

RECITALS:

WHEREAS, pursuant to that certain Note Purchase Agreement, dated as of July 20, 2018, between the Company and the Lender (the “Note Purchase Agreement”), the Company heretofore issued to the Lender a $51,231,000.00 original principal amount 4.92% Senior Secured Note, due on the Maturity Date (as defined therein) (the “Note”);

WHEREAS, (i) the Note provides that the Principal Amortization Start Date (as defined therein shall mean the earlier of (a) June 15, 2020 and (b) the fifteenth day of the first month in which the Escrow Agent shall have received the second quarterly payment under the Naming Rights Agreement, (ii) the quarterly payments under the Naming Rights Agreement commenced on May 1, 2019 but interest only payments were made on the Note without principal payments on the June 15, 2019 payment and the December 15, 2019 payment, and (iii) the Company paid to the Escrow Agent the amounts that should have been paid as principal on June 15, 2019 and December 15, 2019;

WHEREAS, the parties hereto have agreed to amend the Note as contemplated therein to replace the Amortization Schedule now that the Principal Amortization Start Date has been fixed with the commencement of quarterly payments under the Naming Rights Agreement (as defined in the Note Purchase Agreement); and

WHEREAS, unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Note Purchase Agreement or the Deed of Trust (as defined in the Note Purchase Agreement), as the case may be.

NOW, THEREFORE, in consideration of the above premises, the mutual covenants hereinafter expressed, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Replacement of the Amortization Schedule. The Note is hereby amended by replacing in its entirety the Amortization Schedule attached thereto as Annex I with the Amortization Schedule attached hereto as Exhibit A.

2.Acknowledgement of True-Up. Both of the parties hereto acknowledge and agree that the Borrower has paid all funds necessary to remedy the Excess Cashflow to Borrower.

3.No Other Changes. The Note and the other Operative Agreements shall otherwise remain unchanged.

4.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

5.Counterparts. This Amendment may be executed in a number of identical counterparts, and signed copies hereof may be distributed in a pdf or similar format by email or otherwise. If so executed, each such counterpart is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but for the purpose of proving the existence of this Amendment it shall not be necessary to produce or account for more than one such counterpart except for the purpose of demonstrating that any party is a signatory thereto.

6.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada.

[signatures to follow on the following pages]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

CLARK COUNTY LAS VEGAS STADIUM, LLC a

Delaware limited liability company

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Chief Executive Officer

COMPANY

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

WELLS FARGO TRUST COMPANY, NATIONAL
ASSOCIATION, AS TRUSTEE

By	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Corporate Trust Officer

LENDER